Exhibit (a)(1)(G)

Frequently Asked Questions

About the Voluntary Public Tender Offer

1. What is the Voluntary Public Tender Offer for the acquisition of Embratel Participações S.A. shares?

2. What is Embrapar?

3. What is Telmex?

4. What is Telmex Solutions?

5. Why does Telmex want to acquire Embrapar’s shares?

6. If I choose not to accept this offer, can I accept the next one?

7. What is the purchase price?

8. Why is the purchase price so close to the current market price?

9. How will payment be made?

10. What is the value of the Taxa Referencial – TR?

11. If I have shares in Embrapar, how should I go about selling them at the price of Telmex’s offer (R$6.95 per 1,000 shares)?

12. What are the procedures for participating in the auction?

13. What documents are necessary for registration?

14. To whom should I speak at the custodian bank to update my contact information?

15. How do I transfer title to the shares?

16. What should I do to register at Unibanco Investshop in order to sell my shares?

17. What does cancellation of registration as a public company mean?

About Embratel Participações S.A. (“Embrapar”)

18. How many shares were issued by Embrapar?

19. How can I keep track of Embrapar’s share performance?

About the Telebrás System

20. What happened to the Telebrás System?

21. What happened to the shareholders of Telebrás?

22. Which are the 12 holding companies created from the split of Telebrás?

23. How can I find out if I own shares pursuant to the Expansion Plans?

About the Voluntary Public Tender Offer

1. What is the Voluntary Public Tender Offer for the acquisition of Embratel Participações S.A. shares?

The Voluntary Public Tender Offer for the acquisition of Embratel Participações S.A. (“Embrapar” or “Company”) shares is being conducted by Telmex Solutions Telecomunicações Ltda. (“Telmex Solutions”), a company controlled by the Mexican corporation Teléfonos de México, S.A. de C.V. (“Telmex”).

The Voluntary Public Tender Offer for the acquisition of Embrapar shares is simply an offer by the controlling shareholder to purchase all the outstanding shares of Embrapar, and all shares held by administrators of Embrapar and by Empresa Brasileira de Telecomunicações S.A. – Embratel.

The outstanding or publicly held shares correspond to all shares issued by Embrapar except those held by the controlling shareholder, by persons related to the controlling shareholder, including Empresa Brasileira de Telecomunicações S.A. – Embratel, by administrators of the company and in treasury.

Telmex first announced its intention to effect such an offer in May 2006. On July 28, through notices of material fact released to the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) and the press and made available on Embrapar’s and Telmex’s websites (www.embratel.com.br and www.telmex.com.br), Telmex announced its decision to conduct a Voluntary Public Tender Offer under different procedures.

2. What is Embrapar?

Embrapar - Embratel Participações S.A. is the holding company that controls Empresa Brasileira de Telecomunicações S.A. – Embratel and its subsidiaries.

3. What is Telmex?

Teléfonos de México, S.A. de C.V. is the leading telecommunications company in Mexico, according to Reuters news agency. Telmex and its subsidiaries offer a wide range of telecommunications, data and video transmission and Internet services, as well as integrated telecommunications services for their corporate clients. Telmex also offers telecommunications services through its subsidiaries in Argentina, Brazil, Chile, Peru and Colombia.

As the controlling shareholder of Embrapar, Telmex, through Telmex Solutions, intends to acquire all of Embrapar’s outstanding shares, and all shares held by administrators of Embrapar and by Empresa Brasileira de Telecomunicações S.A. – Embratel.

The outstanding or publicly held shares correspond to all shares issued by Embrapar except those held by Telmex Solutions itself, by the controlling shareholder, by persons related to the controlling shareholder, including by Empresa Brasileira de Telecomunicações S.A. – Embratel, by administrators of the Company and in treasury.

4. What is Telmex Solutions?

Telmex Solutions is a Brazilian limited liability company, wholly owned by the Mexican corporation Telmex.

5. Why does Telmex want to acquire Embrapar’s shares?

This was a strategic decision on the part of Telmex.

For further details, please refer to the Notice of Voluntary Public Tender Offer.

6. If I choose not to accept this offer, can I accept the next one?

Telmex does not plan, at this time, to conduct new offers.

Should Telmex acquire a certain percentage of shares by means of the present offer, and upon approval of the competent regulatory bodies, Embrapar will be de-registered as a public company in Brazil; that is, its shares will be no longer traded on Brazilian stock exchanges, and, consequently, there will be no new offers.

However, if you choose not to accept the Voluntary Public Tender Offer and Telmex Solutions acquires more than 2/3 of Embrapar’s publicly held shares, you can still sell all your shares in Embrapar to Telmex Solutions for a period of three months as from the date of the auction, at the same purchase price, adjusted by the variation of the monthly Taxa Referencial - TR, pro rata temporis, from May 8, 2006, the day the offer was announced, until the effective payment date.

On the other hand, should the deadline to accept the offer expire and Telmex Solutions acquires less than 2/3 of Embrapar’s publicly held shares, you will be able to sell your shares of a given class only if more than 2/3 of the publicly held shares of the same class have been acquired in the offer, for a period of three months as from the auction date, at the same purchase price, adjusted by the variation of the monthly Taxa Referencial - TR, pro rata temporis, from May 8, 2006, the day the offer was announced, until the effective payment date.

If Anatel issues a statement favorable to the cancellation of the registration of Embrapar as a public company in Brazil and Telmex Solutions acquires more than 2/3 of Embrapar’s publicly held shares, Telmex Solutions will be required to purchase all the remaining shares from the shareholders who wish to sell them, for an additional period of three months from the date of announcement of such statement through a notice of material fact, at the purchase price paid in the offer, adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, from May 8, 2006, the day the offer was announced, up to the date of settlement of such purchase.

Telmex Solutions cannot assure that Anatel will issue a statement favorable to the cancellation of the registration of Embrapar as a public company in Brazil.

7. What is the purchase price?

The purchase price is R$ 6.95 per 1,000 common or preferred shares and is within the range determined in the valuation report prepared in accordance with Brazilian law. This purchase price is approximately 31% and 26% higher than the closing price of Embrapar’s common and preferred shares, respectively, on Friday, May 5, 2006, the trading day prior to the announcement of the offer, and approximately 35% and 30% higher than the weighted average price of the common and preferred shares, respectively, on the Bovespa for the 30 days through May 5, 2006.

8. Why is the purchase price so close to the current market price?

The market has adjusted the price of Embrapar shares since May 8, 2006, the day the offer was announced. The purchase price of R$ 6.95 is 31% higher than the closing price of the common shares and 26% higher than that of the preferred shares on May 5, 2006, the trading day prior to the announcement of the offer; and 35% and 30% higher than the weighted average price of the common and preferred shares, respectively, on the Bovespa for the 30 days through May 5, 2006.

9. How will payment be made?

The purchase price will be paid in cash, in national currency, to those shareholders who accept the offer, on the date of settlement of the auction, adjusted by the variation in the monthly Taxa Referencial – TR, pro rata temporis, as from May 8, 2006, the date of presentation of the notice of material fact which announced Telmex’s intention to make the offer, up to the auction settlement date.

In the event that the Taxa Referencial - TR is terminated or is not published for more than 30 days, the index replacing it shall be adopted. In the absence of such an index, the average value of the Taxa Referencial - TR published over the last 12 months shall be applied.

10. What is the value of the Taxa Referencial – TR?

The value of the TR can be obtained from the website of the Brazilian Central Bank - www.bcb.gov.br. The TR for the month of July 2006, for instance, was 0.23%.

11. If I have shares in Embratel Participações, how should I go about selling them at the price of Telmex’s offer (R$6.95 per 1,000 shares)?

Shareholders who wish to participate in the auction must sign up by 6 p.m. on November 6, with Unibanco Investshop or any other brokerage firm authorized to operate on the Bovespa to represent them at the auction.

Shareholders who wish to have a brokerage firm to represent them at the auction must present themselves in person or by duly authorized proxy, with certified copies of the following documents:

(a) Identity Card (RG);

(b) Individual Taxpayer’s Registry Card (CPF); and

(c) proof of residence.

Representatives of legal entities, estates and other universalities of law, of minors, of persons civilly disabled and proxies must further submit original or certified copies of the documents granting powers of representation (including corporate documentation, the National Registry of Legal Entities’ card (CNPJ) and the personal documents listed above for individuals who are authorized to act on behalf of the entity, as the case may be).

Shareholders who hold shares through Banco Itaú S.A. should register for the auction with Unibanco Investshop or any other brokerage firm, as described in this item 11, sufficiently in advance to allow for the transfer of their shares from the custody of Banco Itaú to the custody of the Brazilian Company for Settlement and Custody (Companhia Brasileira de Liquidação e Custódia, or CBLC).

You should act sufficiently in advance to ensure that all of your shares are registered before the auction date.

12. What are the procedures to participate in the auction?

Shareholders who wish to participate in the auction must sign up by 6 p.m. on November 6, with Unibanco Investshop or any other brokerage firm authorized to operate on the Bovespa to represent them at the auction.

Shareholders who wish to have a brokerage firm to represent them at the auction must present themselves in person or by duly authorized proxy, with certified copies of the following documents:

(a) Identity Card (RG);

(b) Individual Taxpayer’s Registry Card (CPF); and

(c) proof of residence.

Representatives of legal entities, estates and other universalities of law, of minors, of persons civilly disabled and proxies must further submit original or certified copies of the documents granting powers of representation (including corporate documentation, the National Registry of Legal Entities’ card (CNPJ) and the personal documents listed above for individuals who are authorized to act on behalf of the entity, as the case may be).

Shareholders who hold shares through Banco Itaú S.A. should register for the auction with Unibanco Investshop or any other brokerage firm, as described in this item 12, sufficiently in advance to allow for the transfer of their shares from the custody of Banco Itaú to the custody of the Brazilian Company for Settlement and Custody (Companhia Brasileira de Liquidação e Custódia, or CBLC).

You should act sufficiently in advance to ensure that all of your shares are registered before the auction date.

13. What documents are necessary for registration?

Shareholders who wish to have a brokerage firm to represent them at the auction must present themselves in person or by duly authorized proxy, with certified copies of the following documents:

(a) Identity Card (RG);

(b) Individual Taxpayer’s Registry Card (CPF); and

(c) proof of residence.

Representatives of legal entities, estates and other universalities of law, of minors, of persons civilly disabled and proxies must further submit original or certified copies of the documents granting powers of representation (including corporate documentation, the National Registry of Legal Entities’ card (CNPJ) and the personal documents listed above for individuals who are authorized to act on behalf of the entity, as the case may be).

Shareholders who hold shares through Banco Itaú S.A. should register for the auction with Unibanco Investshop or any other brokerage firm, as described in item 11, sufficiently in advance to allow for the transfer of their shares from the custody of Banco Itaú to the custody of the Brazilian Company for Settlement and Custody (Companhia Brasileira de Liquidação e Custódia, or CBLC).

14. To whom should I speak at the custodian bank to update my contact information?

Embrapar has hired Banco Itaú to supply shareholder care service. The shares of Embrapar are registered in the electronic file of Banco Itaú’s Registered Shares System. The bank maintains customized registrations and assists Embrapar’s shareholders through its specialized branches.

The following services are provided at any Banco Itaú branch, free of charge for shareholders:

Updating of registration data: Change of address, change of marital status, bank account data, etc.

A statement of shareholder’s status will be sent to your address when you are duly registered with Banco Itaú as a shareholder of Embrapar.

Banco Itaú’s Contact Phone Number:

(55 11) 5029-7780

Addresses and Contacts at the specialized branches

BRASÍLIA

Contact: Constancia Maria S de Oliveira

SCS Quadra 3 – Edifício D’Angela, 30, Bloco A, Sobreloja

CEP 70300-500

Centro - Brasília/DF

61 3316 4850

BELO HORIZONTE

Contact: Jussara Maria Miranda de Souza

Avenida João Pinheiro, 195, Subsolo

Centro - Belo Horizonte/MG

CEP 30130-180

31 3249 3524

CURITIBA

Contact: Márcia Regina de N. Machado

Rua João Negrão, 65, Sobreloja

Centro - Curitiba/PR

CEP 80010-200

41 3320 4128

PORTO ALEGRE

Contact: Sandra Ferreira da Silva

Rua Sete de Setembro, 746, Térreo

Centro - Porto Alegre/RS

CEP 90010-190

51 3210 9150

RIO JANEIRO

Contact: Mônica Lopes Carvalho Rodrigues

Rua Sete de Setembro, 99, Subsolo

Centro - Rio de Janeiro/RJ

CEP 20050-005

21 2508 8086

SÃO PAULO

Contact: Claudia A. Germano Vasconcellos

Rua Boa Vista, 176, 1º Subsolo

Centro - São Paulo/SP

CEP 01092-900

11 3247 3139

SALVADOR

Contact: Watson Carlos Passos Barreto

Avenida Estados Unidos,, 50, 2º Andar - (Edifício Sesquicentenário)

Comércio - Salvador/BA

CEP 40020-010

71 3319 8010

15. How do I transfer title to the shares?

First, obtain the “Transfer of Book Entry Shares” form from a specialized Banco Itaú branch. This form must then be filled out without any crossings, signed and notarized. You should then return the form to the branch with the following documents (originals and copies):

• Assignor of the shares

Individuals:

Identity Card (RG); (b) Individual Taxpayer’s Registry Card (CPF); and (c) proof of residence.

Legal Entities:

National Registry of Legal Entities’ card (CNPJ), Articles of Incorporation and the last amendment to same (accompanied by a certificate from the Registry of Commerce, if altered more than 12 months previously), plus the corresponding minute(s), or other equivalent documents.

Legal Representatives of Legal Entities:

Original or certified copies of the documents granting powers of representation.

• Assignee of the shares

A certified copy of the current bank account to which future dividend payments will be credited. Transfer of title is a service contracted by the shareholder and provided by the depositary institution, which may charge for the service.

This should be done as soon as possible, should the assignee wish to take part in the offer.

16. How can I open an account with the brokerage firm, Unibanco Investshop, in order to sell my shares?

Contact Unibanco Investshop at the address listed below and they will tell you how to proceed.

UNIBANCO INVESTSHOP CVMC S.A. - 228 (Head Office)

Avenida Eusébio Matoso, 891 - 18° Andar

São Paulo/SP 05423901

Tel.: (55 11) 4004-3005

Fax: (55 11) 3097-4922

Site: www.investshop.com.br

E-mail: investshop@unibanco.com.br

For more information on Unibanco Investshop click here.

17. What does cancellation of registration as a public company mean?

The cancellation of registration as a public company means, generally, that the shares or other securities issued by the company are no longer traded publicly in Brazil (on a stock exchange, for example).

CVM will proceed with the cancellation of the registration of Embratel Participações (“Embrapar” or “Company”) if the following conditions are satisfied:

(i) Telmex Solutions has acquired, through the offer, more than 2/3 of the publicly held shares, regardless of their class. The publicly held shares correspond to all shares issued by Embrapar except those held by Telmex Solutions itself, by the controlling shareholder, by persons related to the controlling shareholder, including Empresa Brasileira de Telecomunicações S.A. – Embratel, by administrators of the Company and in treasury;

(ii) CVM has received a statement from Anatel favorable to the cancellation of the registration;

(iii) for a period of three months, Telmex Solutions shall acquire all the remaining shares from those shareholders who wish to sell them. This term begins on the date of Telmex Solutions’ material fact announcing Anatel’s issuance of a statement favorable to the cancellation of the Company’s registration as a publicly-held company; and

(iv) the registration of Embrapar’s ADR (American Depositary Receipt) program with the CVM has been terminated.

Telmex Solutions shall announce to the market, through a notice of material fact, the terms of Anatel’s statement, regardless of Anatel’s position with respect to the cancellation of the registration, as soon as Telmex Solutions has been informed of said statement. Telmex Solutions cannot guarantee that Anatel will issue a statement favorable to the cancellation of the registration.

Telmex Solutions may, at any time, decide to forego the receipt of Anatel’s statement, communicating this decision to the market immediately, through the announcement of a notice of material fact, in which case the offer will not result in the cancellation of the registration.

CVM will not proceed with the cancellation of the registration if Anatel fails to issue a statement favorable to the cancellation of the registration or if Telmex Solutions decides to forego the receipt of Anatel’s statement.

Prior to the cancellation of the registration, Telmex Solutions will cause Embrapar to request The Bank of New York (“BONY”), as depositary under the Deposit Agreement governing Embrapar’s ADRs, to issue a notice of termination of the Deposit Agreement to the holders of ADRs. The termination of the Deposit Agreement will become effective 30 days after BONY issues the notice of termination. The New York Stock Exchange will then suspend trading of the ADRs.

Once the issuance of the notice of termination of the Deposit Agreement to the holders of ADRs has been confirmed, Telmex will cause Embrapar to request from CVM the termination of the registration of the Company’s ADR program, following the expiration of the 30-day term for termination of the Deposit Agreement.

Once the registration of the Company’s ADR program with CVM has been terminated, CVM shall communicate such fact to the Bovespa and Embrapar.

We recommend reading sections 1 and 3 of the Notice of Voluntary Public Tender Offer.

About Embratel Participações S.A.

18. How many shares were issued by Embratel Participações?

19. How can I keep track of Embrapar’s share performance?

Embrapar’s common and preferred shares are traded on the São Paulo Stock Exchange (Bovespa), under the following tickers:

Class of Share	Ticker	Stock Exchange
Common (ON)	EBTP3	São Paulo (BOVESPA)
Preferred (PN)	EBTP4	São Paulo (BOVESPA)

Substantially all of Embrapar’s shares are book-entry shares and Banco Itaú is responsible for their custody.

The price of Embrapar’s shares can be obtained from the websites of Bovespa and the main newspapers, especially the financial newspapers. On-line share price sites may also be consulted.

The company also has American Depositary Receipts (ADRs) traded on the New York Stock Exchange (NYSE). In the case of Embrapar, each ADR represents 5,000 preferred shares. The ADRs are traded under the ticker EMT.

Class of Share	Ticker	Stock Exchange
ADR (Preferred)	EMT	New York(NYSE)

The bank in the United States that issues the certificates, that is, the depositary bank, is The Bank of New York and the bank responsible for the custody of the underlying preferred shares in Brazil is Banco Itaú.

The price of Embrapar’s ADRs can be obtained from the NYSE website. On-line share price sites may also be consulted.

About the Telebrás System

20. What happened to the Telebrás System?

Telebrás was a holding company controlled by the federal government with interests in various telecommunications companies in Brazil. In May 1998 Telebrás was broken up into 12 holding companies, each responsible for some of Telebrás’ ownership interest. Embratel Participações S.A. (Embrapar) is one of these 12, with a controlling interest in Empresa Brasileira de Telecomunicações S.A - Embratel. The government sold its controlling stake in Embrapar in a privatization auction in July 1998.

21. What happened to the shareholders of Telebrás?

The former Telebrás shareholders became shareholders of each of the 12 holding companies with precisely the same number of shares as the number of Telebrás shares they previously held. For instance, a holder of 1,000 Telebrás shares became a holder or 1,000 shares of Embratel Participações and 1,000 shares in each of the remaining holding companies.

Subscribers who bought a telephone line through a local telecoms operator as part of the 1975-1995 Expansion Plans may have been entitled to shares in the former Telebrás.

22. Which are the 12 holding companies created as a result of the Telebrás split?

23. How do I find out if I own shares pursuant to the Expansion Plans?

Contact Banco Itaú, which is responsible for the custody and registration of Embrapar’s shares. If your name is not registered there, the bank will inform you about the documentation required for your shareholder identification.

If you are not listed in the electronic shareholder register of the depositary bank and if you have the documentation proving that you are entitled to shares in the former Telebrás, go to the local telecoms company where your Expansion Plan was acquired and request your shareholder identification.

You should act sufficiently in advance to ensure that all of your shares are registered before the auction date.

TELMEX®

Voluntary Tender Offer

for the acquisition of shares

of Embratel Participações S.A.

Telmex, the controlling shareholder of Embratel Participações S.A., is conducting a Voluntary Tender Offer for the acquisition of any and all common (EBTP3) and preferred (EBTP4) shares of Embratel Participações S.A.. See the details of the offer below.

Purchase Price: R$6.95

The purchase price of R$6.95 per 1,000 shares is approximately:

31% and 26% greater than the closing price of the common and preferred shares, respectively, on 5/5/2006, the trading day prior to the announcement of the Tender Offer;

35% and 30% greater than the weighted average price of the common and preferred shares, respectively, in the 30-day period ended 5/5/2006;

The price will be adjusted by the variation of the monthly Taxa Referencial (TR) from 5/8/2006 up to the settlement of the auction on the Bovespa.

Performance of the Shares of

Embratel Participaçes S.A. on Bovespa

[GRAPHIC APPEARS HERE]

Questions?

For further information, please contact our call center: 4004-5021 or refer to the Notice of Voluntary Tender Offer, the Valuation Report and other relevant documents available at www.telmex.com/opa-embratel

This release is merely informative, and does not contain all the relevant information regarding the Voluntary Tender Offer. For a complete description of the Tender Offer, and before accepting it, please read the Notice of Voluntary Tender Offer.

TELMEX®

Voluntary Tender Offer

for the acquisition of shares

of Embratel Participações S.A.

How to accept the Offer?

If you wish to participate in the auction on the Bovespa, you must sign up by 6 p.m. on 11/6/2006 with Unibanco Investshop or any other brokerage firm authorized to operate on the Bovespa to represent you at the auction.

If you wish to have a brokerage firm to represent you at the auction, you must present yourself in person or through a duly authorized proxy, with certified copies of the following documents:

Identity Card (RG);

Individual Taxpayer’s Registry Card (CPF) and

Proof of residence.

Representatives of legal entities, estates and other universalities of law, of minors, of persons civilly disabled and proxies must further submit original or certified copies of the documents granting powers of representation (including corporate documentation, the National Registry of Legal Entities’ card (CNPJ) and the personal documents listed above for individuals who are authorized to act on behalf of the entity, as the case may be).

You should act sufficiently in advance to ensure that all of your shares are registered before the auction date.

If you believe you are a shareholder of Embratel Participações S.A., please contact Banco Itaú, responsible for share book-keeping and custody.

If your name is not included in the registry, the bank will advise you on the documentation to be submitted for your identification as a shareholder.

Do I have shares?

Banco Itaú’s contact telephone number: (55-11) 5029-7780

Banco Itaú’s branches specialized in assisting shareholders

São Paulo, SP: Rua Boa Vista, 176 - 1° subsolo - Centro

Rio de Janeiro, RJ: Rua 7 de Setembro, 99 – subsolo

Salvador, BA: Rua Estados Unidos, 50- 2°. Andar

Curitiba, PR: Rua João Negrão, 65

Porto Alegre, RS: Rua Sete de Setembro, 746 – térreo

Belo Horizonte, MG: Rua João Pinheiro, 195 – térreo

Brasília, DF: SC Sul Quadra 3 Ed. Dona Angela - térreo

This present public offering was prepared in accordance with provisions of the ANBID’s (Brazilian Association of Investment Banks and Securities Dealers) Self-Regulation Code for Public Offerings of Marketable Securities registered with the 5th Registry of Deeds and Documents of the State of Rio de Janeiro under No. 497585, and complies with the minimum standards of information contained therein. ANBID undertakes no liability or responsibility for the referred information, the quality of the Issuer, the Participant Institutions and the marketable securities, purpose of the offering.

ANBID

For further information, please visit

www.telmex.com/opa-embratel